SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, For Use Of The Commission Only (as permitted by Rule 14a-6(E)(2))

     [X]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Rule 14a-12

--------------------------------------------------------------------------------
                                  CONCERO INC.

                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                     [Logo]
                 6300 Bridgepoint Parkway, Building 1, Suite 500
                               Austin, Texas 78730

                                 April 19, 2002

Dear Stockholder:

You are cordially invited to attend the 2002 annual meeting of stockholders of Concero Inc., which will be held at our facilities, 6300 Bridgepoint Parkway, Building 3, Second Floor, Suite 100, Austin, Texas on Tuesday, May 21, 2002 at 9:00 a.m. (Central Time).

Details of the business to be conducted at the annual meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote in favor of such proposals including each of the directors nominated for election to the Concero Inc. Board of Directors.

You may vote your shares by signing, dating, and returning the enclosed proxy promptly in the accompanying reply envelope. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

We look forward to seeing you at the annual meeting.

                                     Sincerely,

                                     /s/ Timothy D. Webb
                                     Timothy D. Webb
                                     President and Chief Executive Officer

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. No postage need be affixed if mailed in the United States.
--------------------------------------------------------------------------------

                                  CONCERO INC.
                 6300 Bridgepoint Parkway, Building 1, Suite 500
                               Austin, Texas 78730

                                 ------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 2002

TO THE STOCKHOLDERS OF CONCERO INC.:

Notice is hereby given that the 2002 Annual Meeting of Stockholders of Concero Inc. will be held at our facilities, 6300 Bridgepoint Parkway, Building 3, Second Floor, Suite 100, Austin, Texas on Tuesday, May 21, 2002 at 9:00 a.m. (Central Time) for the following purposes:

     1. To elect six directors to serve until the Annual Stockholders' Meeting in 2003, or in each case until their respective successors have been elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 29, 2002 are entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares are voted. You may revoke your proxy at any time. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy card will assist us in preparing for the meeting.

                                     By Order of the Board of Directors,

                                     /s/ Keith D. Thatcher
                                     KEITH D. THATCHER
                                     Secretary

Austin, Texas
April 19, 2002

   YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS
              POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

                                  CONCERO INC.
                 6300 Bridgepoint Parkway, Building 1, Suite 500
                               Austin, Texas 78730

                                  ------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 2002

                                  ------------

General

The enclosed proxy is solicited on behalf of the Board of Directors of Concero Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 21, 2002. The Annual Meeting will be held at 9:00 a.m. Central Time at our facilities, 6300 Bridgepoint Parkway, Building 3, Second Floor, Suite 100, Austin, Texas. The proxy solicitation materials were mailed on or about April 19, 2002, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 29, 2002, the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, we had outstanding 10,225,090 shares of our common stock. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 29, 2002. Stockholders may not cumulate votes in the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Proxies

If the enclosed form of proxy is properly signed and returned, the share represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal 2 described in the accompanying notice and this proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our executive offices at 6300 Bridgepoint Parkway, Building 1, Suite 500, Austin, Texas, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in the names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. We do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2003 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than December 20, 2002, the date which is 120 days prior to April 19, 2003. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless we receive notice in the manner specified in the previous sentence, persons acting as proxies shall have discretionary authority to vote against any proposal presented at our 2003 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our bylaws.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

General

At this Annual Meeting, we will be electing six directors to hold office until their term expires at the 2003 Annual Meeting or until their successors are duly elected and qualified. Our board currently consists of seven directors. Thomas Herring, one of our current directors, has informed the board that he will, regretfully, be unable to stand for re-election. We have begun a search for a qualified candidate to serve as our seventh director. Each of the nominees listed below is a current director.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by our present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees for Director

Name                               Age     Current Position
----                               ---     ----------------
Timothy D. Webb ................   41      President, Chief Executive Officer and Director
Wade E. Saadi ..................   52      Chairman of the Board
Edward C. Ateyeh, Jr. ..........   49      Director
W. Frank King, PhD .............   62      Director
Kevin B. Kurtzman ..............   54      Director
Michael J. Maples ..............   59      Director

Mr. Webb has served as President, Chief Executive Officer and a director of Concero since September 1, 1998. Prior to joining Concero, Mr. Webb was Vice President, Enterprise Solutions for Syntel, Inc., a technology services company. From June 1995 through February 1998, Mr. Webb was employed by Oracle Corporation, a global software company, last serving as a Regional Vice President for Oracle's Consulting Service Division. From 1983 through May 1995, Mr. Webb was employed by Accenture, a consulting firm, rising to the level of Associate Partner before leaving to join Oracle. Mr. Webb holds a bachelor's degree in Systems Management Engineering from Princeton University.

Mr. Saadi has served on our board of directors since October 1, 1996. He is the founder of Pencom Systems Incorporated, a privately held New York corporation and has served as its President and Chief Executive Officer since its inception in 1973. In 1996, Mr. Saadi won the Technology Entrepreneur of the Year Award(R) in New York City. Mr. Saadi is a governor of the Board of the Collectors
Club and a regional vice president of the United States Philatelic Classics Society. Mr. Saadi attended the Polytechnic Institute of Brooklyn where he majored in chemical engineering.

Mr. Ateyeh has served on our board of directors since October 1, 1996. He is presently an Executive Vice President of Pencom Systems Incorporated, where he has been employed since 1977. Mr. Ateyeh served as President of Pencom's software division, the predecessor to Concero, from 1989 to 1992. In 1994, Mr. Ateyeh founded Collective Technologies, Pencom's system management consulting division where he currently serves as President and Chief Executive Officer. Mr. Ateyeh is a board member of the Economic Development Council of the Greater Austin Chamber of Commerce, a member of the Austin Community College Software Industry Advisory Council, as well as the Austin Software Council's President/CEO Peer Group. Mr. Ateyeh earned a Bachelor of Science degree from the University of Notre Dame.

Dr. King has served on our board of directors since October 1, 1996. From 1992 to September 1, 1998, Dr. King served as our President and Chief Executive Officer. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the

Personal Computing Division. Dr. King serves on the boards of directors of several companies, including Natural Microsystems, Inc., Eon Communications, Inc. and Perficient Inc. Dr. King earned a doctorate in electrical engineering from Princeton University, a master's degree in electrical engineering from Stanford University, and a bachelor's degree in electrical engineering from the University of Florida.

Mr. Kurtzman has served on our board of directors since December 1996. He is presently the Chief Financial Officer of Pencom, a position he has held since July 1997. Prior to that, Mr. Kurtzman had been with Margolin, Winer & Evens LLP, a certified public accounting firm, since 1972 and was a Partner and a member of its executive committee and an Audit and Business Advisory Partner. Mr. Kurtzman is a former officer and director of CPA Associates International. Mr. Kurtzman received a bachelor's degree in accounting from Queens College of the City University of New York.

Mr. Maples has served on our board of directors since December 1996. Mr. Maples held several positions with Microsoft, a technology company, from April 1988 through July 1995, where his last position was Executive Vice President of Worldwide Products. Prior thereto, Mr. Maples held various positions with IBM over the course of 23 years, the last of which was Director of Software Strategy. Mr. Maples serves on the boards of directors of Lexmark International Inc., Mission Critical Software and J.D. Edward and Company. Mr. Maples holds a master's degree from Oklahoma City University and a bachelor's degree in electrical engineering from the University of Oklahoma.

Board Meetings and Committees

In 2001, our board of directors met 13 times and acted a number of times by written consent. Each of the incumbent directors attended at least 75% of the aggregate of (i) the total meetings of the board and (ii) the total number of meetings held by all committees of the board on which they served.

Compensation Committee

The members of the compensation committee are Messrs. Saadi, Ateyeh and Dr. King. The compensation committee of the board of directors provides recommendations for the salaries and incentive compensation of our officers, employees and consultants. The compensation committee also administers various incentive compensation, stock and benefit plans. The compensation committee had no meetings in 2001 but acted a number of times by written consent.

Audit Committee

The audit committee currently consists of three non-employee directors, Messrs. Herring, Kurtzman and Maples. Mr. Herring has informed the board of directors that he will not stand for re-election and, consequently, will step down from the audit committee upon the election of directors at the Annual Meeting. Dr. King has agreed to serve as a member of the audit committee upon Mr. Herring's departure. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audits, fees paid to the independent accountants, the performance of our independent accountants and our accounting practices, and engages in such other functions outlined in its written charter approved by our board of directors. During 2001, the audit committee held four meetings.

The board has determined that Messrs. Herring, Maples and Dr. King are independent as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers (the NASD). The board has been unable to affirmatively determine that Mr. Kurtzman is independent as that term is defined in Rule 4200. Mr. Kurtzman is currently the Chief Financial Officer of Pencom Systems Incorporated, a privately held corporation. Prior to October 1996, we conducted our business and operations as the software division of Pencom. In October 1996, Pencom distributed all of the capital stock of Concero to Pencom's stockholders at that time. As a result of this transaction, the three largest stockholders of Pencom, Edward C. Ateyeh, Jr., Wade E. Saadi and Edgar G. Saadi, received shares of our common stock and, as of March 29, 2002, collectively owned approximately 49% of the outstanding shares of our common stock. In addition, Messrs. Ateyeh and Wade Saadi serve as directors. Due to the significant stock ownership of Messrs. Ateyeh, Saadi and Saadi in both Pencom and Concero and the service of Messrs. Ateyeh and Wade Saadi as directors of Concero, the NASD may find that Pencom and Concero are under the common control of Messrs. Ateyeh, Saadi and Saadi and, as a result, may deem that Pencom and Concero are affiliates. If such determination were made, Mr. Kurtzman's position as Chief Financial Officer of Pencom would preclude him from being considered independent under the NASD rules.

Although Mr. Kurtzman may not qualify as independent under the NASD listing standards, the board has determined that the best interests of Concero and its stockholders require Mr. Kurtzman's membership on the audit committee. Mr. Kurtzman has significant experience with financial statements and financial reporting matters. In addition to his experience as the Chief Financial Officer of Pencom from July 1997 to the present, Mr. Kurtzman was a partner with Margolin, Winer & Evans LLP, a certified public accounting firm, which he joined in 1972 as well as a member of its Executive Committee. Mr. Kurtzman is also a former officer and director of CPA Associates International. Mr. Kurtzman has an in-depth knowledge of our financial reporting matters due to his involvement with our audit committee since October 1996. Consequently, the board has determined that Mr. Kurtzman shall serve on the audit committee pursuant to the exception provided in Rule 4350(d)(2)(B) of the NASD listing standards.

We do not have a standing nominating committee or any other committee performing similar functions. Such matters are considered at meetings of the full board of directors.

Director Compensation and Indemnification Agreements

We pay each of our non-employee directors $3,750 per calendar quarter, which may be in the form of cash or, at the discretion of each eligible director, may be applied to the acquisition of an option to purchase common stock pursuant to the Director Fee Option Grant Program in effect under our 1996 Stock Option/Stock Issuance Plan (the "1996 Plan"). Under the Automatic Option Grant Program of the option plan, eligible non-employee board members receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option to purchase 20,000 shares of common stock, provided such individual has not previously been in our employ. On the date of the first annual stockholders meeting following the fourth anniversary of the date on which a non-employee board member joined our board and following each four-year period of board service thereafter, he or she will receive an option to purchase 20,000 shares of common stock, provided he or she will continue to serve as a non-employee board member. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 4,000 shares of common stock, provided he or she has served as a non-employee board member for at least six months. Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to our repurchase, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each initial 20,000-share automatic option grant and each subsequent 20,000-share automatic grant will vest in a series of four successive equal annual installments upon the optionee's completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual 4,000-share automatic grant will vest upon the optionee's completion of one-year of board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of Concero or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of board service.

On May 23, 2001, Messrs. Saadi, Ateyeh, Herring, Kurtzman, Maples and Dr. King each received an option to purchase 20,000 shares of our common stock and an option to purchase 4,000 shares. All options had an exercise price of $1.46, the fair market value per share of our common stock on such date. Following this Annual Meeting, each of Messrs. Saadi, Ateyeh, Kurtzman, Maples and Dr. King will receive an option to purchase 4,000 shares of our common stock at an exercise price equal to the fair market value per share (closing selling price) of our common stock on the date of the Annual Meeting.

Our certificate of incorporation limits the liability of our directors to us and our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors' and officers' liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Recommendation of the Board of Directors: The board of directors unanimously recommends that the stockholders vote FOR the election of all of the nominees listed above.

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

Our board of directors appointed the firm of Ernst & Young LLP, as independent auditors for the year ended December 31, 2001 and has appointed Ernst & Young LLP to serve in the same capacity for the year ended December 31, 2002. The board is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the outstanding shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event that the stockholders fail to ratify the appointment, the board of directors will reconsider its selection. Even if the selection is ratified, the board of directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the board of directors believes that such change would be in Concero's and the stockholders' best interests.

Fees billed to Company by Ernst & Young LLP during the year ended December 31, 2001

Audit Fees: During the year ended December 31, 2001, Ernst & Young LLP billed us $73,000 for the audit of our annual financial statements and for review of the financial statements included in our quarterly reports on Form 10-Q and other SEC filings.

Financial Information Systems Design and Implementation Fees: We did not engage Ernst & Young LLP to provide us with advice regarding financial information systems design and implementation during the year ended December 31, 2001.

All Other Fees: During the year ended December 31, 2001, Ernst & Young billed us $58,975 for other non-audit, primarily tax related, services rendered to us.

The audit committee, as stated in its audit committee report included elsewhere in this proxy statement, has considered whether the provision of the services described in the preceding paragraphs is compatible with maintaining the independence of Ernst & Young LLP.

A representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors: The board of directors unanimously recommends that the stockholders vote FOR the ratification and approval of the selection of Ernst & Young LLP as our independent auditors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 29, 2002 by:

   o each person who is known by us to be a beneficial owner of five percent (5%) or more of our common stock;

   o each current director, each of whom is a nominee for election as a director, with the exception of Thomas A. Herring;

   o each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

   o all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes shares of common stock underlying options or warrants held by such persons that are exercisable within sixty (60) days of March 29, 2002. The percentage of beneficial ownership is based on 10,225,090 shares of common stock outstanding as of March 29, 2002.

Our common stock is the only class of voting securities outstanding. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                                Percentage
                                                                                 Shares         of Shares
                                                                              Beneficially     Beneficially
Beneficial Owner                                                                  Owned           Owned
----------------                                                              ------------     ------------
Wade E. Saadi ............................................................      1,689,393          16.52%
Edward C. Ateyeh, Jr. ....................................................      1,689,392          16.52%
Edgar G. Saadi ...........................................................      1,630,093          15.94%
Timothy D. Webb ..........................................................        623,178           6.09%
W. Frank King, Ph. D. ....................................................        605,046           5.92%
Dimensional Fund Advisors, Inc. ..........................................        512,600           5.01%
John M. Velasquez ........................................................        182,898           1.79%
Michael J. Maples ........................................................        102,109               *
Kevin B. Kurtzman ........................................................         80,841               *
Keith D. Thatcher ........................................................         78,517               *
Thomas A. Herring ........................................................         76,252               *
Wayne E. Mock ............................................................         30,895               *
Cathy S. Hetzel ..........................................................          3,125               *
All current directors and executive officers as a group (11 persons) .....      5,161,646          50.48%

------------

* Less than one percent of the outstanding common stock.

Unless otherwise indicated, the address for all officers and directors is c/o Concero Inc., 6300 Bridgepoint Parkway, Building 1, Suite 500, Austin, Texas 78730.

Wade E. Saadi. These shares include exercisable warrants to purchase 14,705 shares of common stock and exercisable options to purchase 59,303 shares of common stock, of which 15,000 shares are unvested. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

Edward C. Ateyeh, Jr. These shares include exercisable warrants to purchase 14,704 shares of common stock and exercisable options to purchase 59,303 shares of common stock, of which 15,000 shares are unvested. Mr. Ateyeh's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

Edgar G. Saadi. These shares include exercisable warrants to purchase 14,708 shares of common stock. Mr. Saadi's address is c/o Pencom Systems Incorporated, 40 Fulton Street, New York, New York 10038.

Timothy D. Webb. These shares include exercisable options to purchase 539,178 shares of common stock, of which 200,000 shares are unvested.

W. Frank King, Ph.D. These shares include exercisable options to purchase 112,000 shares of common stock, of which 15,000 shares are unvested.

John M. Velasquez. These shares include exercisable options to purchase 133,428 shares of common stock.

Michael J. Maples. These shares include exercisable options to purchase 60,099 shares of common stock, of which 15,000 shares are unvested.

Kevin B. Kurtzman. These shares include exercisable options to purchase 80,841 shares of common stock, of which 15,000 shares are unvested.

Keith D. Thatcher. These shares include exercisable options to purchase 70,047 shares of common stock.

Thomas A. Herring. These shares include exercisable options to purchase 76,252 shares of common stock, of which 15,000 shares are unvested.

Wayne E. Mock. These shares include exercisable options to purchase 28,452 shares of common stock.

Cathy S. Hetzel. These shares include exercisable options to purchase 3,125 shares of common stock.

                                   MANAGEMENT

Executive Officers

Set forth below is certain information concerning our executive officers as of March 29, 2002:

Name                           Age     Position Held
----                           ---     -------------
Timothy D. Webb ............   41      President and Chief Executive Officer
Keith D. Thatcher ..........   43      Chief Financial Officer, Treasurer, Secretary and
                                        Senior Vice President
John M. Velasquez ..........   38      Senior Vice President
Cathy S. Hetzel ............   50      Senior Vice President
Wayne E. Mock ..............   36      Vice President and Chief Technology Officer

Biographical information concerning Mr. Webb is set forth under PROPOSAL 1--Election of Directors.

Mr. Thatcher was promoted to Senior Vice President of Finance in February 2000. Mr. Thatcher continues to serve as our Chief Financial Officer and Treasurer, positions he has held since May 1998 and October 1996, respectively. Mr. Thatcher assumed responsibilities for the Secretary position on May 23, 2001. From October 1994 to June 1996, Mr. Thatcher was Chief Financial Officer, Secretary and Treasurer of Tanisys Technology, Inc., a technology start-up company. Prior to that, Mr. Thatcher served as Vice President and Treasurer for Kinetic Concepts, Inc., a medical services and products company, from 1987 to 1994. From 1985 to 1987, Mr. Thatcher was employed by Peat Marwick Main & Co. as an audit manager. Mr. Thatcher earned a bachelor's degree in accountancy from Northern Arizona University.

Mr. Velasquez was named Senior Vice President in February 2000, having previously served as our Vice President of Enterprise Solutions since January 1999. Prior to joining us, Mr. Velasquez served as Vice President, Data Warehousing for Syntel, Inc., a technology services company, from April 1998 until January 1999. From 1994 to 1998, Mr. Velasquez was President of a consulting firm specializing in systems design and management and prior to that was employed by Accenture. Mr. Velasquez holds a bachelor's degree in industrial engineering from Stanford University.

Ms. Hetzel was named Senior Vice President in January 2001 after serving as our Vice President, e-TV and Broadband since February 2000. Prior to joining us, Ms. Hetzel served as Senior Vice President, Residential Business of Digital Cable Radio Associates, a digital music service distributed by satellite and cable companies, in 1998 and 1999. Ms. Hetzel had previously served as Senior Vice President, Affiliate Sales & Marketing and Sales and Affiliate Relations for Digital Cable Radio Associates between 1994 and 1998. Ms. Hetzel attended San Diego State University.

Mr. Mock was promoted to Vice President and Chief Technology Officer in January 2001 after providing professional software engineering services to us since December 1991. Mr. Mock has led large development teams in the creation of applications and sub-systems for interactive television applications that provide services such as interactive program guides, enhanced television, and television commerce on digital set-top boxes. He has experience with a number of interactive television technologies, including ATVEF, Liberate, MicrosoftTV, Motorola, Scientific Atlanta, Harmonic/DiviCom, Zenith and Pace. Mr. Mock holds a bachelor's degree in computer science from the University of Texas.

                             EXECUTIVE COMPENSATION

Summary Compensation Information

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of the other four most highly compensated executive officers whose salary and bonus for 2001 was in excess of $100,000, for services rendered in all capacities to Concero for the years ended December 31, 1999, 2000 and 2001. The listed individuals shall be referred to as the Named Executive Officers.

                           Summary Compensation Table

                                                                        Long-Term
                                                                       Compensation
                                           Annual Compensation            Awards
                                          ---------------------        ------------
                                        Salary                          Number of        All Other
Name and Principal Position    Year       (1)            Bonus        Stock Options   Compensation (2)
---------------------------    ----       ---            -----        -------------   ----------------
Timothy D. Webb .............  2001    $325,186           --             128,355          $2,500
 President and Chief           2000    $342,528           --             100,000          $2,500
 Executive Officer             1999    $329,344           --               --             $1,612

John M. Velasquez ...........  2001    $222,000           --              89,355          $2,500
 Senior Vice President         2000    $237,500           --              25,000          $2,500
                               1999    $210,938        $102,140(3)       150,000          $  746

Keith D. Thatcher ...........  2001    $161,875           --              59,115          $2,500
 Chief Financial Officer       2000    $170,833           --              25,000          $2,500
                               1999    $145,833        $ 50,000           11,139          $1,458

Cathy S. Hetzel .............  2001    $190,917           --             116,936          $2,500
 Senior Vice President         2000    $154,978        $ 44,117(4)        62,500          $2,500
                               1999       --              --               --              --

Wayne E. Mock ...............  2001    $157,250        $ 51,000           38,710          $2,500
 Chief Technology Officer      2000    $130,000           --              22,000          $2,500
                               1999    $110,000        $ 29,558           10,000          $2,500

(1) All Named Executive Officers agreed to participate in a ten percent (10%) pay reduction effective April 1, 2001 to March 31, 2002, as part of our cost reduction measures. Additionally, the salary figures shown include salary deferral contributions to our 401(k) Plan.
(2) The indicated amount for each Named Executive Officer is comprised of the contributions we made on behalf of such individual to our 401(k) Plan.
(3) Includes a sign-on bonus of $30,000.
(4) Includes a relocation benefit of $4,117.

Stock Option and Stock Appreciation Rights

The following table sets forth certain information regarding option grants made pursuant to our 1996 Plan during 2001 to each of the Named Executive Officers. No stock appreciation rights were granted to the Named Executive Officers during 2001.

                              Option Grants in 2001

                                                  Individual Grants
                              ----------------------------------------------------------
                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                 Number of       Percentage                                  Annual Rates of Stock
                                 Securities      of Options                                 Price Appreciation for
                                 Underlying      Granted to      Exercise                       Option Term (5)
                                  Options         Employees     Price Per     Expiration   ------------------------
Name                              Granted        in 2001(3)     Share (4)        Date          5%         10%
----                              -------        ----------     ---------        ----          --         ---
Timothy D. Webb ...........        28,355(1)         1.69         $1.01        4/23/11       18,011      45,642
Timothy D. Webb ...........       100,000(1)         5.95          0.47        7/31/11       29,558      74,906
                                  -------            ----                                    ------      ------
                                  128,355            7.64                                    47,569     120,548

John M. Velasquez .........        20,000(1)         1.19          2.25        2/01/11       28,300      71,718
John M. Velasquez .........        19,355(1)         1.15          1.01        4/23/11       12,294      31,155
John M. Velasquez .........        50,000(1)         2.97          0.60        8/15/11       18,867      47,812
                                  -------            ----                                    ------     -------
                                   89,355            5.31                                    59,461     150,686

Keith D. Thatcher .........        20,000(1)         1.19          2.25        2/01/11       28,300      71,718
Keith D. Thatcher .........        14,115(1)         0.84          1.01        4/23/11        8,966      22,721
Keith D. Thatcher .........        25,000(1)         1.49          0.60        8/15/11        9,433      23,906
                                  -------            ----                                    ------     -------
                                   59,115            3.52                                    46,699     118,345

Cathy S. Hetzel ...........        66,936(1)         3.98          0.62        9/07/11       26,099      66,141
Cathy S. Hetzel ...........        50,000(2)         2.97          0.62        9/07/11       19,496      49,406
                                  -------            ----                                    ------     -------
                                  116,936            6.95                                    45,595     115,547

Wayne E. Mock .............        13,710(1)         0.82          1.01        4/23/11        8,708      22,069
Wayne E. Mock .............        25,000(1)         1.49          0.60        8/15/11        9,433      23,906
                                  -------            ----                                    ------     -------
                                   38,710            2.31                                    18,142      45,975

(1) The option will become exercisable in four successive equal annual installments upon the optionee's completion of each year of service measured from the grant date. The option will become exercisable on an accelerated basis upon a liquidation or dissolution of Concero or a merger or consolidation in which there is a change in ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities, unless the option is assumed by the surviving entity, and will become fully exercisable following such events upon termination of employment under certain circumstances. In addition, the compensation committee of the board of directors may accelerate the vesting of the option in the event (i) there is a change in the composition of the board of directors over a period of two years or less such that those individuals serving as directors at the beginning of the period cease to represent a majority of the board or (ii) change of ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a hostile tender offer.
(2) This option was granted pursuant to the option exchange program. This option has a vesting schedule pursuant to which 25% will vest and become exercisable in a series of three annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the tendered option. The remaining 25% will vest and become exercisable upon the optionee's completion of the six months of service following that three-year period. In addition, the option will become exercisable on an accelerated basis upon a liquidation or dissolution of Concero or a merger or consolidation in which there is a change in ownership of securities possessing more than 50% of the total combined voting power of Concero's outstanding securities, unless the option is assumed by the surviving entity, and will become exercisable following such events upon termination of employment under certain circumstances. In addition, the compensation committee may accelerate the vesting of the option in the event (i) there is a change in the composition of the board of directors over a period of two years or less such that those individuals serving as directors at the beginning of the period cease to represent a majority of the board or (ii) change of ownership of securities possessing more than 50% of the total combined voting power of Concero's outstanding securities to a hostile tender offer.
(3) Based on options to purchase an aggregate of 1,681,656 shares of common stock that were granted to employees in 2001, including options granted to the Named Executive Officers.
(4) The exercise price may be paid in cash or in shares of common stock valued at fair market value on the exercise date. Alternately, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to us, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The compensation committee may also assist an optionee in the exercise of an option by authorizing a loan from us in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise.
(5) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate of the future market price of our common stock. These amounts were calculated based on the fair market value on the date of grant and do not take into account any other appreciation, or decline in the price of the common stock from the date of grant to the current date.

None of the Named Executive Officers exercised options in 2001. The following table sets forth for each of the Named Executive Officers certain information concerning the value of unexercised options at the end of 2001. No Named Executive Officer held any stock appreciation rights at the end of 2001.

                            Fiscal 2001 Option Values

                                   Number of Securities              Value of Unexercised
                                  Underlying Unexercised           in-the-Money Options at
                               Options at December 31, 2001         December 31, 2001 (1)
                               -----------------------------     -----------------------------
Name                           Exercisable     Unexercisable     Exercisable     Unexercisable
----                           -----------     -------------     -----------     -------------
Timothy D. Webb ...........      325,000          403,355            --               --
John M. Velasquez .........      118,750          145,605            --               --
Keith D. Thatcher .........       55,204           99,435            --               --
Cathy S. Hetzel ...........        3,125          126,311            --               --
Wayne E. Mock .............       20,347           66,210            --               --

(1) Value is determined by subtracting the aggregate exercise price from the market value of our common stock at December 31, 2001 ($0.38 per share based upon the closing price of our common stock on the Nasdaq National Market on such date) and multiplying by the number of shares underlying the options.

Employment Contracts and Change of Control Arrangements

We have entered into an employment agreement with Timothy D. Webb dated August 28, 1998. Pursuant to the agreement, we agreed to pay Mr. Webb an annual base salary of $325,000 with an annual increase of four percent. In addition, we issued to Mr. Webb options to purchase an aggregate of 500,000 shares of common stock at $3.50 per share. The options vest over six (6) years with 100,000 vesting upon Mr. Webb's completion of six months of employment, an additional 100,000 vesting upon the completion of two years of employment, an additional 100,000 vesting upon the completion of three years of employment, an additional 25,000 vesting upon the completion of four years of employment, an additional 75,000 vesting upon the completion of five years of employment, and the final 100,000 vesting upon the completion of six years of service. The options were to be incentive stock options to the maximum extent permitted by law. Accordingly, options to purchase 199,997 shares were classified as incentive stock options. On July 31, 2001, the agreement was modified and we agreed to grant

Mr. Webb an option to purchase an additional 100,000 shares of common stock at $0.47 per share, which was the fair market value of the common stock on such date, plus the payment of a cash bonus for $50,000 on March 31, 2002. We may terminate the employment relationship in our sole discretion without cause, effective immediately, upon payment of three months salary and health and welfare benefits, and the immediate vesting of the next scheduled vesting of the unvested options issued in connection with the agreement or immediately for cause upon written notice. The agreement terminates August 28, 2004.

We have entered into an employment agreement with John M. Velasquez dated January 25, 1999. Pursuant to the agreement, we agreed to pay Mr. Velasquez an annual base salary of $225,000, a transition bonus of $30,000 and a guaranteed bonus of $72,140 for the calendar year 1999. In addition, we agreed to grant Mr. Velasquez an option to purchase 150,000 shares of common stock. The option was granted on January 25, 1999 and has an exercise price of $3.06 per share, which was the fair market value on the date of grant. The option vests in a series of four equal annual installments, with the first installment having vested July 25, 1999 and the successive three installments vesting annually on that date thereafter. Pursuant to the terms of the agreement, either party may terminate the employment relationship without cause. We may terminate the employment relationship in our sole discretion without cause, effective immediately, upon payment of three months salary and the immediate vesting of one-third of any unvested options issued in connection with the agreement or immediately for cause upon written notice.

We have also entered into employment agreements with each of Messrs. Thatcher, Mock and Ms. Hetzel dated, June 13, 1996, December 13, 1991 and February 15, 2000, respectively. In connection with Ms. Hetzel's employment agreement we agreed to pay a guaranteed bonus of $40,000 for the calendar year 2000 and grant stock options to purchase 50,000 shares of common stock at $36.00 per share, which was the fair market value of the common stock on such date. Either party may terminate the employment relationship without cause upon two weeks' prior written notice to the other party. We may terminate the employment relationship in our sole discretion without cause, effective immediately, upon payment of two weeks' salary to the employee or immediately for cause upon written notice.

The agreements provide for customary fringe benefits and contain provisions which, among others, prohibit the employee from disclosing or otherwise using certain confidential information, assign inventions or ideas conceived by the employee during his employment to us, prohibit solicitation by the employee of our clients and other employees and prohibit the employee from accepting any opportunity (whether by contract or full-time employment) with our clients. Salaries paid pursuant to these agreements are reviewed and adjusted annually by the compensation committee. Accordingly, the annual base salaries authorized for Messrs. Thatcher, Mock and Ms. Hetzel are currently $175,000, $170,000 and $210,000, respectively.

We have entered into written agreements with our officers whereby in the event of the officer's involuntary termination within 18 months following an acquisition of Concero or change in control of Concero either through a change of control of our Board of Directors or a tender offer made directly to our shareholders, any unvested options assumed or replaced in connection with the acquisition or otherwise outstanding will automatically accelerate so that the option shall become immediately exercisable.

The compensation committee, as plan administrator of the 1996 Plan, has the authority to provide for the accelerated vesting of outstanding options held by the Chief Executive Officer and any other executive officer or the shares of common stock subject to direct issuances held by such individual, in connection with certain changes in control of Concero or the subsequent termination of the officer's employment following the change in control event.

Key-Person Life Insurance

We do not maintain key-person life insurance policies on the lives of any of our executive officers.

2001 Option Exchange Program

In February 2001, the compensation committee authorized the implementation of an option exchange program that would give certain employees, including non-director executives, the opportunity to exchange their outstanding options to purchase shares of our common stock for new stock options to be granted to them at a later date. The compensation committee implemented the program because competition for key employees in our industry is intense, and the use of significant stock options for retention and motivation of such personnel is pervasive in our industry. The compensation committee believes that stock options are a critical component of the compensation package we offer to our employees in order to promote long-term retention, motivate high levels of performance and reward their contributions to our success.

By implementing an option exchange program in which the outstanding options under our 1996 Plan and 2000 Non-Officer Stock Option/Stock Issuance Plan (the "2000 Plan") could be exchanged for new options that will be granted at a later date with an exercise price equal to the fair market value of our common stock on that grant date, the compensation committee intended to provide our employees with the opportunity to acquire new options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

As a result of the option exchange program authorized by the compensation committee, certain employees on February 1, 2001, including non-director executive officers, were given the opportunity to exchange their outstanding stock options under our 1996 Plan and 2000 Plan, if those options had exercise prices of $2.25 per share or more, for new replacement options to be granted under our 1996 Plan and 2000 Plan on the second day following the six month anniversary of the date the tendered options were cancelled. Options for approximately 1,986,355 shares of common stock were eligible for participation in the option exchange program. Of this total, options for 666,024 shares were held by our non-director executive officers.

At the conclusion of the option exchange program, we granted replacement options to purchase 173,525 shares of common stock in exchange for those cancelled options, which represented 8.74% of the total number of shares covered by the options subject to the option exchange program. No replacement options were granted to any employee whose options were cancelled pursuant to the option exchange program, if that individual ceased to be in our employ through the grant date of the replacement option.

Each replacement option covers the same number of shares subject to the cancelled option to which it relates. Each replacement option has a vesting schedule pursuant to which 25% will vest and become exercisable in a series of three annual installments upon the optionee's completion of each year of service over the three-year period measured from the grant date of the tendered option. The remaining 25% will vest and become exercisable upon the optionee's completion of the next six months of service following that three-year period. The exercise price of each replacement option is equal to the closing price per share of our common stock on the grant date, as that price is reported on the Nasdaq National Market. Each replacement option is a non-statutory option with a maximum term of ten years from the grant date, subject to earlier termination upon the optionee's cessation of employment with us.

The table below provides certain information regarding any re-pricing, or cancellation/re-grant programs for options effected since we became a public company. Except for the February 2001 option exchange program and a re-pricing completed in September 1998, we have not implemented any other option re-pricing or option cancellation/re-grant programs since becoming a public company.

                           10-YEAR OPTION RE-PRICINGS

                                                    Number of                                                       Length of
                                                   Securities    Market Price     Exercise         Exercise      Original Option
                                                   Underlying     of Stock at     Price at         Price of      Term Remaining
                                                  Options/SARs      Time of        Time of       Re-priced or      at Date of
Name and                    Date of Re-pricing/    Re-priced/     Re-pricing/    Re-pricing/     Replacement       Re-pricing/
Principal Position              Cancellation        Cancelled    Cancellation   Cancellation        Option        Cancellation
------------------              ------------        ---------    ------------   ------------        ------        ------------
Francisco X. Burgos         February 15, 2001        35,000         $2.2500      $  2.2500           (2)              10 years
Senior Vice President       February 15, 2001        40,000         $2.2500      $ 36.0000           (2)            9.08 years

Robert Carter               September 29, 1998        8,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Vice President              September 29, 1998        3,077         $1.9375       $ 3.9000         $1.9375          7.83 years

William C. Cason            September 29, 1998       25,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Senior Vice President       September 29, 1998      30,000          $1.9375       $11.6250         $1.9375          8.67 years

Kenneth Drake               September 29, 1998        2,500         $1.9375       $ 6.0625         $1.9375          9.67 years
Vice President              September 29, 1998       15,000         $1.9375       $ 6.1250         $1.9375          9.67 years

Cathy S. Hetzel               March 7, 2001          50,000         $2.1900       $36.0000         $0.6200(1)          9 years
Senior Vice President

Michael V. Jaggers          September 29, 1998        2,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Vice President              September 29, 1998        2,462         $1.9375       $ 7.9600         $1.9375          8.25 years
                            September 29, 1998        3,692         $1.9375       $ 9.0000         $1.9375          8.46 years
                            September 29, 1998       15,400         $1.9375       $ 6.1250         $1.9375          9.67 years

James T. Kelsey             September 29, 1998      122,212         $1.9375       $ 6.1250         $1.9375          9.67 years
Senior Vice President

Julie M. Kirk               September 29, 1998        4,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Vice President              September 29, 1998       16,600         $1.9375       $ 6.1250         $1.9375          9.67 years

Wayne E. Mock               September 29, 1998        2,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Chief Technology Officer    September 29, 1998        3,000         $1.9375       $ 6.1250         $1.9375          9.67 years

Nancy A. Richardson         September 29, 1998       15,200         $1.9375       $ 6.1250         $1.9375          9.67 years
Senior Vice President       September 29, 1998        4,800         $1.9375       $ 9.0000         $1.9375          8.75 years

Charles R. Schneider        September 29, 1998        1,500         $1.9375       $ 9.0000         $1.9375          9.67 years
Vice President              September 29, 1998       11,500         $1.9375       $ 6.1250         $1.9375          8.75 years
                               April 23, 2001         5,000         $1.0100       $16.6250         $0.3700(1)       9.08 years
                               April 23, 2001        20,000         $1.0100       $ 9.6250         $0.3700(1)

Keith D. Thatcher           September 29, 1998        4,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Chief Financial Officer     September 29, 1998        8,000         $1.9375       $ 3.9000         $1.9375          7.83 years
                            September 29, 1998       40,000         $1.9375       $ 6.1250         $1.9375          9.67 years

Dennis Thompson             September 29, 1998       20,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Vice President

Brent Terry                 September 29, 1998        4,000         $1.9375       $ 9.0000         $1.9375          8.75 years
Vice President              September 29, 1998       17,700         $1.9375       $ 6.1250         $1.9375          9.67 years

(1) The replacement option was granted six months and two days from the date the original option was cancelled. The exercise price of each replacement option is equal to the closing price per share of our common stock on the grant date, as that price is reported on the Nasdaq National Market.

(2) Options were canceled on February 15, 2001. However, his employment terminated prior to his re-grant date.

Of the executives listed in the above table only Cathy S. Hetzel, Wayne E. Mock and Keith D. Thatcher are still employed by the Company. Other than options held by these three employees, the options listed in the above table are no longer outstanding.

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors consists of three non-employee directors: Messrs. Saadi, Ateyeh and Dr. King. None of these individuals was an officer or employee of Concero at any time during the 2001 fiscal year or at any other time except for Dr. King. During 2001, no current executive officer of Concero served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Report on Executive Compensation

It is the duty of the compensation committee to review and provide recommendations for the salaries and incentive compensation, including long-term incentives like stock option grants, of our executives, including the President and Chief Executive Officer, employees and consultants. The board then approves the compensation committee recommendations.

The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. The market for system integration and software development services is very competitive, and our success depends upon its ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy. The compensation committee's policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (1) base salary that is competitive with the market and reflects individual performance, (2) annual variable performance awards payable in cash or stock options and tied to our achievement of annual financial performance goals and (3) long-term stock based incentive awards designed to strengthen the mutuality of interests between the executive officers and our stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

Base Salary. The base salary for each executive officer reflects the salary levels for comparable positions in similar companies, such as systems integrators and software companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer's base salary is subject to minimums set forth in their respective employment agreements and is adjusted each year on the basis of (1) the compensation committee's evaluation of the officer's personal performance for the year and (2) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives. We generally maintain a cash incentive to reward executive officers and employees for attaining defined performance targets. For most executive officers and employees, bonuses are based primarily on company-wide performance targets. Upon achievement of a performance target, an employee is entitled to a cash payment.

In setting performance targets for 2001, we considered our historical performance and underlying business model, and external as well as internal expectations related to 2001 revenue and operating profits. The financial factors were derived directly from our operating plan for 2001.

Long Term Incentives. Generally, the compensation committee reviews stock option grants for our executive officers annually. Each grant is designed to maintain a significant unvested position to provide incentives to create stockholder value and allows the officer to acquire shares of our common stock at a fixed price per share (the fair value on the grant date) over a specified period of time (up to ten years). Certain option grants are immediately exercisable, but option shares that are purchased subject to vesting restrictions are re-purchasable by us at the exercise price, if the officer's employment is terminated prior to the vesting date.

The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with us, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation. The total compensation payable to Mr. Webb, our President and Chief Executive Officer, for 2001 and continuing until August 27, 2004, is governed by the terms of his employment agreement dated August 28, 1998. The agreement currently provides for an annual base salary of $365,580. Mr. Webb agreed to participate in a ten percent (10%) pay reduction effective April 1, 2001 to March 31, 2002, as part of our cost reduction measures. On July 31, 2001, the agreement was modified and we agreed to grant Mr. Webb an option to purchase an additional 100,000 shares of common stock at $0.47 per share, which was the fair market value of the common stock on such date, plus the payment of a cash bonus for $50,000 on March 31, 2002.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that a publicly traded corporation cannot deduct compensation paid to certain of its executives, to the extent that the executive's compensation exceeds $1 million per year. The compensation paid to our executives who were subject to Section 162(m) in 2001 did not exceed the $1 million limitation. The income that our executives recognize because of the operation of our 1996 Plan is taken into account for purposes of the Section 162(m) limitation, unless their stock option grants qualify as "performance-based compensation." The grants of stock options that were made in 2001 will not qualify as performance-based compensation. Although the compensation committee intends on structuring compensation packages so that any compensation in excess of the $1 million limitation will qualify as performance-based compensation, it retains the flexibility to design compensation arrangements that do not so qualify.

It is the opinion of the compensation committee and the board that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

                                     Submitted by the Board of Directors

                                     Wade E. Saadi
                                     Edward C. Ateyeh, Jr.
                                     Thomas A. Herring
                                     W. Frank King, Ph.D.
                                     Kevin B. Kurtzman
                                     Michael J. Maples
                                     Timothy D. Webb

Audit Committee Report

The following is the report of the audit committee with respect to our audited financial statements for the year ended December 31, 2001, included in our Annual Report on Form 10-K for that year. The audit committee has reviewed and discussed these audited financial statements with management of Concero. The audit committee has discussed with Concero's independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the financial statements. The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Concero. The audit committee has also considered whether the provision of services by Ernst & Young LLP to Concero as described under the caption Proposal to Ratify Independent Accountants is compatible with maintaining the independence of Ernst & Young LLP.

Based on the review and discussions referred to above in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Concero's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

                                     Submitted by the Audit Committee of the
                                     Board of Directors

                                     Thomas A. Herring
                                     Kevin B. Kurtzman
                                     Michael J. Maples

Stock Performance Graph

The graph below depicts our stock price as an index assuming $100 invested on June 5, 1997 (the date of our initial public offering), along with the composite prices of companies listed in the S & P Software & Services Companies Index and Nasdaq Stock Market (U.S. Companies) Index. The Standard & Poor's Computers Index and the Nasdaq Stock Market have provided this information to us. The comparisons in the graph are required by regulations of the Securities Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of our common stock.

                 COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
            AMONG CONCERO INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
               AND THE S & P COMPUTERS (SOFTWARE & SERVICES) INDEX

[THE FOLLOWING INFORMATION WAS REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

CONCERO INC. ...........................   100       116.11      33.33     221.53      33.33       4.22
NASDAQ STOCK MARKET (U.S.) .............   100       112.82     159.10     295.66     177.89     141.08
S & P COMPUTERS (SOFTWARE & SERVICES) ..   100       104.21     188.82     349.19     164.99     166.05


   o $100 invested on 6/5/97 in stock or on 5/31/97 in index-including reinvestment of dividends. Fiscal year ending December 31.

Research Data Group, Inc.                                  Total Return--Data Summary
CERO                                                        Cumulative Total Return
---------------------------------------- --------------------------------------------------------------
                                          6/5/97   12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
                                          ------   --------   --------   --------   --------   --------
CONCERO INC. ...........................   100       116.11      33.33     221.53      33.33       4.22
NASDAQ STOCK MARKET (U.S.) .............   100       112.82     159.10     295.66     177.89     141.08
S & P COMPUTERS (SOFTWARE & SERVICES) ..   100       104.21     188.82     349.19     164.99     166.05

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

Registration Rights Agreement

We have entered into an agreement with each of our existing stockholders and warrant holders pursuant to which such stockholders and warrant holders were granted certain registration rights.

Loan Arrangement

We lent approximately $62,000 to John Velasquez, one of our executive officers, pursuant to a promissory note dated January 1, 2002. The note bears interest at a rate of 6.75% per annum. Principal and interest is payable in twenty-three
(23) semi-monthly payments of $671.75 with a final balloon payment of $50,000 due and payable on December 31, 2002.

                       ITEMS NOT INCORPORATED BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate this proxy statement or future filings made by us under those statutes, the preceding Report on Executive Compensation, Audit Committee Report and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be incorporated by reference into any of those prior filings or into any future filings made by us under those acts.

                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of our common stock and securities with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to us or written representations from certain reporting persons that no Forms 5 were required, we believe that, during 2001, our executive officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) reporting requirements.

                           ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2002. A copy of our Annual Report for 2001 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Chief Financial Officer, at our executive offices located at 6300 Bridgepoint Parkway, Building 1, Suite 500, Austin, Texas 78730.

                                  OTHER MATTERS

The board of directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of Concero. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                                     By Order of the Board of Directors,

                                     /s/ Keith D. Thatcher
                                     KEITH D. THATCHER
                                     Secretary

April 19, 2002

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CONCERO INC.

The undersigned hereby appoints Timothy D. Webb and Wade E. Saadi as proxies, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the shares of Common Stock of Concero Inc. (the Company) held of record by the undersigned on March 29, 2002 at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 21, 2002, and any adjournment(s) thereof as follows and in accordance with their judgment upon any other matter properly presented:

(Continued, and to be marked, dated and signed, on the other side)


/\ FOLD AND DETACH HERE /\


--------------------------------------------------------------------------------
This proxy when properly executed will be voted as directed by the undersigned stockholder. If directions are not indicated, the proxy will be voted to elect the nominees described in item 1 and for item 2.

                                                              Please mark
                                                              your vote as   [X]
                                                              indicated in
                                                              this example


The Board of Directors recommends a vote FOR Items 1 and 2.

                                                FOR    WITHHELD
                                                       FOR ALL
1.  Election of Six Directors                   [ ]      [ ]

    Nominees

Dr. W. Frank King, Wade E. Saadi, Edward C.
Ateyeh, Jr., Kevin B. Kurtzman, Michael J.
Maples and Timothy D. Webb

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

---------------------------------------------------------------

                                        FOR    AGAINST   ABSTAIN
ITEM 2-- RATIFY THE APPOINTMENT OF      [ ]      [ ]       [ ]
         ERNST & YOUNG AS INDEPENDENT
         AUDITORS FOR THE FISCAL YEAR
         2002.

Signature
          ------------------------------------------
Signature                                            Date
          ------------------------------------------      -------------------
NOTE: Please sign as name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                            /\FOLD AND DETACH HERE/\